Exhibit 10.3


                                 PROMISSORY NOTE

DATE:  May 15, 2005

MAKER: Fleurs de Vie, Inc. (d/b/a in Texas as FDV, Inc.)

PAYEE: David Loev

PLACE FOR PAYMENT:  2777 Allen Parkway, Houston, TX 77019

PRINCIPAL AMOUNT:   Twenty Five Thousand and No/100 Dollars ($25,000.00)

ANNUAL INTEREST RATE ON UNPAID PRINCIPAL FROM DATE: Zero percent (0%)

ANNUAL INTEREST RATE ON MATURED, UNPAID AMOUNTS:    Ten percent (10%)

TERMS OF PAYMENT (PRINCIPAL AND INTEREST):

     Interest,  if  any,  on  any unpaid principal shall be due on the fifteenth
(15th) of each month. All unpaid principal and interest is due and payable on May 15, 2006.

     The unpaid principal balance, including any unpaid and accrued interest, shall at no time exceed the sum of Twenty Five Thousand and No/100 Dollars ($25,000.00). The unpaid principal balance of this note at any time shall be the total amounts loaned or advanced hereunder by Payee, less the amount of payments or prepayments of principal made hereon by or for the account of Maker. It is contemplated that by reason of prepayments hereon, there may be times when no indebtedness is due hereunder; but notwithstanding such occurrences, this note shall remain valid and shall be in full force and effect as to loans or advances made pursuant to and under the terms of this note subsequent to each such occurrence.

     Advances hereunder shall be made by Payee upon the oral or written request of the undersigned officer of Maker or any other officer of Maker authorized to make such a request.

     Maker promises to pay to the order of Payee at the place for payment and according to the terms of payment the principal amount plus interest at the rates stated above. All unpaid amounts shall be due by May 15, 2006

     On default in the payment of this note or in the performance of any obligation in any instrument securing or collateral to it this note and all obligations in all instruments securing or collateral to it shall become immediately due at the election of Payee. Maker and each surety, endorser, and guarantor waive all demands for payment, presentations for payment, notices of intention to accelerate maturity, protests, and notices of protest.

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     If  this note or any instrument securing or collateral to it is given to an attorney for collection, or if suit is brought for collection, or if it is collected through probate, bankruptcy, or other judicial proceeding, then Maker shall pay Payee all costs of collection, including reasonable attorney's fees and court costs, in addition to other amounts due.

     Interest on the debt evidenced by this note shall not exceed the maximum amount of nonusurious interest that may be contracted for, taken, reserved, charged, or received under law; any interest in excess of that maximum amount shall be credited on the principal of the debt or, if that has been paid, refunded. On any acceleration or required or permitted prepayment, any such excess shall be canceled automatically as of the acceleration or prepayment or, if already paid, credited on the principal of the debt or, if the principal of the debt has been paid, refunded. This provision overrides other provisions in this and all other instruments concerning the debt.

     The terms Maker and Payee and other nouns and pronouns include the plural if more than one. The terms Maker and Payee also include their respective successors, representatives, and assigns.


                                     MAKER
                                     FLEURS DE VIE, INC.


                                        /s/ Harold A. Yount, Jr.
                                     BY:------------------------
                                        HAROLD A. YOUNT, JR.
                                        PRESIDENT

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